UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 on

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPANATORY NOTE

Vonage Holdings Corp. (the “Company”) is filing this Amendment No. 1 on Form 8-K/A to its Current Report on Form 8-K (the “Previously Filed Report”) filed on October 31, 2007, to clarify in the Dismissal of Litigation section of the Previously Filed Report that the Company agreed to dismiss the litigation against defendant Bell Atlantic Communications, Inc. d/b/a Verizon Long Distance in Vonage Holdings Corp. v. SBC Internet Services, Inc., et al. currently pending in the District Court for the Northern District of Texas.

Item 1.01.	Entry into a Material Definitive Agreement.

On October 25, 2007 (the “Effective Date”), Vonage Holdings Corp. (the “Company”) and Verizon Services Corp. (“Verizon”) entered into a Patent Settlement Agreement (the “Settlement Agreement”) pursuant to which the parties agreed to settle their ongoing patent dispute.

Settlement Amount

The Company agreed to pay Verizon a minimum of $80 million and may be obligated to pay an additional $40 million contingent upon how the Court of Appeals for the Federal Circuit (the “CAFC”) decides the Company’s pending petition for rehearing regarding two of the Verizon patents (the ‘574 and ‘711 patents). If the Company obtains a remand on either the ‘574 or ‘711 patent based on either a revised claim construction or the Company’s defense of obviousness or if the injunction is vacated by the CAFC as to the ‘574 or ‘711 patent, the Company shall only be required to pay Verizon $80 million. If the Company does not obtain such a remand on either the ‘574 or ‘711 patent, or if the stay is lifted reinstating the injunction on either the ‘574 or ‘711 patent, the Company shall be obligated to pay an additional $40 million, which includes a $37.5 million payment to Verizon and an aggregate of $2.5 million payable to certain charities set forth in the Settlement Agreement.

Covenant Not to Sue

Pursuant to the terms of the Settlement Agreement, the Company has agreed not to sue Verizon, its affiliates or customers, during the term of certain defined Company patents, for infringement on any such patents. Verizon has agreed not to sue the Company, its affiliates or customers for infringement of certain defined patents in the Settlement Agreement relating to, among other things, the patents at issue in the litigation for the life of such patents (the “Litigation Covenant”). Verizon has also agreed not to sue the Company, its affiliates or customers for a period of four years from the Effective Date for infringement of any (a) patents falling within another certain defined group of Verizon patents, or (b) patents, which fall within the definition of that group in (a) above, acquired by Verizon within one year of the Effective Date. The Verizon covenant not to sue shall terminate in the event that the Company or any of its affiliates becomes a debtor, either voluntarily or involuntarily, under any chapter of the United States Bankruptcy Court or has sought protection from its creditors under any other federal or state law within 91 days after payment to Verizon of all amounts payable under the Settlement Agreement.

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Dismissal of Litigation

The Company and Verizon agree to dismiss the litigation within two business days following a decision by the CAFC and agree that no further appeals shall be taken. In addition, the Company agreed to dismiss the litigation it has against defendant Bell Atlantic Communications, Inc. d/b/a Verizon Long Distance in Vonage Holdings Corp. v. SBC Internet Services, Inc., et al. pending in the District Court for the Northern District of Texas.

Assignability

The Settlement Agreement includes certain restrictions relating to its assignability. In the event of, among other things, a transaction or series of related transactions (a “Business Combination”) in which (a) all or substantially all of the business or assets of the Company are sold or otherwise transferred to a third party, (b) the Company undergoes a change of control, or (c) the Company or any of its affiliates acquires any business or assets from a third party or acquires more than 50% of the voting power of any third party, the covenant not to sue relating to the Litigation Covenant will extend to additional subscribers in a Business Combination to the extent the total number of the Company’s subscribers after the Business Combination is no greater than a historical growth rate applied to the Company’s existing subscriber base prior to the Business Combination (the “Adjusted Subscribers”). If the aggregate number of the Company’s subscriber base after a Business Combination is greater than the Adjusted Subscribers, then the covenant not to sue shall be limited to the Adjusted Subscribers and shall not cover any subscribers in excess of the Adjusted Subscribers. The parties agree to discuss in good faith terms under which a covenant not to sue may be granted to the Company for its subscribers in excess of the Adjusted Subscribers.

The Settlement Agreement contains certain additional restrictions on transfer.

Term and Termination

The Settlement Agreement shall continue in effect until the expiration of the last-to-expire of certain patents held by the Company and Verizon.

The Company and Verizon shall have the right to terminate the Settlement Agreement upon certain events of default set forth in the Settlement Agreement by providing written notice to the other party, including, among others, the failure of the Company to make payments to Verizon as required by the Settlement Agreement and a material breach of the Settlement Agreement.

The description of the Settlement Agreement contained herein is qualified in its entirety by the complete text of the agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: November 1, 2007	By:	/s/ Sharon A. O’Leary
Sharon A. O’Leary
Executive Vice President, Chief Legal Officer and Secretary

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